Exhibit (n)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated October 27, 2004, relating to the financial statements and financial highlights which appear in the August 31, 2004 Annual Report to Shareholders of the Highland Floating Rate Fund and Highland Floating Rate Limited Liability Company, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.



PricewaterhouseCoopers LLP



Boston, Massachusetts
May 23, 2005